Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into May 11, 2016 by and between Virtual Piggy, Inc., a Delaware corporation (the “Company“), and International Corporate Management, LLC. a company who’s office is located at 1246-49 South 26th Street, Building J mailbox 6, Philadelphia PA 19146 (“Consultant”).

In consideration of the mutual premises herein contained and intending to be legally bound hereby, the parties agree as follows:

1.    Consulting Services.

1.1.          Services.  During the term of this Agreement, Consultant shall provide consulting services to the Company as set forth on Schedule 1 hereto (the “Consulting Services”).  The Consultant will perform the Consulting Services faithfully, diligently and to the best of the Consultant’s skill and ability.

1.2           Consulting Term.  The term of this Agreement shall begin on the date hereof May 11, 2016 and shall continue on a monthly basis. The (“Term”), unless terminated prior thereto pursuant to Section 3 below.

1.3           Independent Contractor.  Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment.  Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or  create or imply a relationship of employer-employee between the Company and Consultant.  Consultant shall not hold himself out to third parties as an employee of Company, and shall have no authority to bind or commit Company, legally or otherwise.  The Consultant shall not be entitled to any benefits paid by the Company to its employees.  The Consultant shall be solely responsible for any tax consequences applicable to him by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services hereunder.  Company and Consultant shall report any and all payments made by Company pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Consultant's status as an independent contractor.

2.              Compensation; Expenses.

 (a)           The Company shall pay Consultant a fee equal to $12,500.00 per month during the Term hereof, which shall be paid no later than the fifth business day of that month.

 (b)           The Company shall reimburse the Consultant for any reasonable costs and expenses incurred by the Consultant on the Company’s behalf, provided, however, that the Consultant shall not incur any expenses greater than $1,000 on behalf of the Company without obtaining prior consent from the Chairman of the Company.

3.             Termination.

3.1.          Either party may terminate this Agreement upon ten (10) days written notice to the other. In the event of a termination pursuant to this Section 3.1, the Company shall not be responsible to make any further payment of any kind to Consultant except for payment of fees earned prior to the date of termination.

3.2           This Agreement shall terminate upon the execution of a definitive employment agreement between the Consultant and the Company; or automatically in the event of Consultant's death.

4.         Confidentiality.   Consultant understands that Consultant's work as a consultant of the Company creates a relationship of trust and confidence between Consultant and the Company.  During and after the Term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its subsidiaries, its products, services, suppliers or customers except (i) as may be necessary in the performance of Consultant's work for the Company which use or disclosure shall be solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies or (ii) as may be specifically authorized in advance by appropriate officers of the Company.  "Confidential Information" shall include, but shall not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications thereto, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, employee information and any other information not available to the general public, whether written or oral, which Consultant knows or has reason to know the Company or its subsidiaries would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.  Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential.  These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Consultant's or that the Company regularly gives to third parties without restriction on use or disclosure.  Consultant further understands and acknowledges that (a) the Confidential Information is the property of the Company, constitutes a major asset of the Company and is crucial to the successful operation of the Company's business; (b) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (c) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret.

5.          Return of Company Property.  Promptly upon the expiration or sooner termination of the term of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Consulting Services or otherwise belonging to the Company.

6          Equitable Relief.

6.1         Injunction.  Consultant acknowledges that the restrictions contained in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Company, its subsidiaries, and its affiliate, that such restrictions are deemed to be material, that the Company would not have entered into this Agreement in the absence of such restrictions, that it would be impossible or inadequate to measure and calculate the Company’s or its subsidiary’s or affiliate’s damages from any violation of those Sections and that any violation of any provision of those Sections may result in irreparable injury to the Company, its subsidiaries or affiliate (each of which shall be deemed a third party beneficiary of such restriction).  Consultant agrees that each of the Company, its subsidiaries, its affiliate shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages as well as to an equitable accounting of all earnings, profits and other benefits arising from any actual or threatened breach of Section 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any subsidiary or affiliate of the Company may be entitled.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

6.2           Jurisdiction.  The parties irrevocably and unconditionally (a) agree that any suit, action or other legal proceeding seeking equitable relief under this Section 6, including without limitation, any action commenced by the Company or any of its subsidiaries for preliminary and permanent injunctive relief and other equitable relief, and any suit, action or other legal proceeding brought against the Company or any of its subsidiaries or affiliates, shall be brought and adjudicated in any court of competent civil jurisdiction sitting in Los Angeles County, California or the United States District Court for the Southern District of California, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (c) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court.  Consultant also irrevocably and unconditionally consents to the service of any process, pleading, notices or other papers in any manner permitted by the notice provisions of Section 9 hereof.

7.             Representations, Warranties and Covenants.  The Consultant hereby represents, warrants and covenants to the Company as follows:

7.1.           Neither the execution and delivery of this Agreement, the performance of the transactions contemplated hereby, nor compliance by the Consultant with any of the provisions hereof will: (a) violate any order, writ, injunction, decree, law, statue, rule or regulation applicable in any respect to the Consultant or with respect to any of his obligations hereunder; or (b) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party, except for those that have been obtained;

7.2         Consultant: (a) is not and will not become a party to, and is not and will not become subject to, any employment agreement, non-competition agreement or covenant, non-disclosure agreement or covenant or any other agreement, covenant, understanding or restriction that would prohibit the Consultant from executing this Agreement, engaging in the transactions contemplated hereby or performing fully his duties and responsibilities hereunder; and (b) can perform his obligations hereunder without disclosing or using any confidential or proprietary information of any third party; and

7.3         To Consultant’s knowledge, this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person.

8.           Governing Law.  This Agreement shall be governed by and all questions relating to its validity, interpretation, enforcement and performance (including, without limitation, provisions concerning limitations of actions) shall be construed in accordance with the laws of the State of California without regard to its choice of law statutes and/or case law.  The parties hereto consent to the jurisdiction of the Superior Court of Los Angeles County, California, and the United States District Court for the Southern District of California as the exclusive courts of jurisdiction with respect to the interpretation or enforcement of the provisions of this Agreement.

9.           Notices.  All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand, reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent via facsimile and followed up by hand delivery, reputable express delivery service or mailed by certified or registered mail, return receipt requested to the party as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Virtual Piggy, Inc.
1618 South Broad Street
Philadelphia, PA 19145
Fax:     (215) 465-2013
Attention:  Corporate Secretary

If to Consultant, to:

International Corporate Management, LLC.
1246-49 South 26th Street
Building J Mailbox 6
Philadelphia, Pa 19146
Attn: Peter Pelullo

or to such other names or addresses as Company or Consultant, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

10.           Miscellaneous.  This Agreement: (a) constitutes the entire agreement and supersedes any prior and contemporaneously-made written or oral agreements between the parties relating to the subject matter hereof; (b) except as specifically provided herein, may be modified only in a writing duly executed by the parties hereto; (c) shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Company; and (d) shall not be assignable or delegable in whole or in part by Consultant without the prior written consent of the Company.

11.           Severability.  The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.  The Agreement may further be delivered by facsimile or electronic transmission, and the facsimile or electronic signatures may be deemed original signatures for all purposes, including for purposes of the Best Evidence Rule and all other rules or doctrines of similar effect.

13.           Survival.  Notwithstanding any termination or expiration of this Agreement, Sections 4, 5, 6, 7 and 8 of this Agreement shall survive and remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VIRTUAL PIGGY, INC.

By:

Name: Ernest Cimadamore Title: Secretary

CONSULTANT International Corporate Management, LLC

Officer: Peter S. Pelullo

SCHEDULE 1

The Consultant shall provide consulting and other services to the Company, including but not limited to the analysis of the Company’s products and services to merchants, and such other services as determined by the Company’s Chairman and Board of Directors from time to time during the term hereof.